Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement(s) (No.-333-230982) on Form S-3, and (No. 333-217804) on Form S-8, of our reports dated March 01, 2022, with respect to the consolidated financial statements of Genpact Limited and its subsidiaries and the effectiveness of internal control over financial reporting.
/s/KPMG Assurance and Consulting Services LLP
Mumbai, Maharashtra, India
March 01, 2022